                                                                    EXHIBIT 12.1

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR FISCAL YEARS ENDED OCTOBER 31, 1990 THROUGH 1994
                    AND TWELVE MONTHS ENDED JANUARY 31, 1995
                      (IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                         JANUARY 31,
                                            1995        1994      1993      1992      1991      1990
                                         -----------   -------   -------   -------   -------   -------
Earnings:
     Net income from continuing
       operations......................    $37,996     $35,506   $37,534   $35,310   $20,552   $25,733
     Income taxes......................     23,956      21,407    23,427    21,259    11,408    14,859
     Fixed charges.....................     30,861      29,736    26,715    26,246    26,823    25,739
                                         -----------   -------   -------   -------   -------   -------
          Total Adjusted Earnings......    $92,813     $86,649   $87,676   $82,815   $58,783   $66,331
                                         =========     =======   =======   =======   =======   =======
Fixed Charges:
     Interest..........................    $29,110     $27,671   $24,870   $24,570   $25,253   $24,271
     Amortization of debt expense......        334         334       192       180       259       164
     One-third of rental expense.......      1,417       1,731     1,653     1,496     1,311     1,304
                                         -----------   -------   -------   -------   -------   -------
          Total Fixed Charges..........    $30,861     $29,736   $26,715   $26,246   $26,823   $25,739
                                         =========     =======   =======   =======   =======   =======
Ratio of Earnings to Fixed Charges.....       3.01        2.91      3.28      3.16      2.19      2.58
                                         =========     =======   =======   =======   =======   =======